Filed Pursuant to Rule 433

Registration Statement No. 333-280933

February 25, 2026

REPUBLIC OF INDONESIA

Pricing Term Sheet

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	CNY

Principal Amount:	CNY4,500,000,000	CNY3,500,000,000	CNY1,250,000,000

Public Offering Price:	100.00%	100.00%	100.00%

Gross Proceeds:	CNY4,500,000,000	CNY3,500,000,000	CNY1,250,000,000

Underwriting Discounts and Commission:	CNY1,800,000	CNY1,400,000	CNY500,000

Net Proceeds (Before Expenses):	CNY4,498,200,000	CNY3,498,600,000	CNY1,249,500,000

Interest Rate:	2.45%	2.65%	3.05%

Interest Payment Date:	Interest will be paid on March 4 and September 4 of each year, commencing on September 4, 2026

Maturity Date:	March 4, 2029	March 4, 2031	March 4, 2036

Re-offer Yield:	2.45%	2.65%	3.05%

Specified Denominations:	CNY1,000,000 and integral multiples of CNY10,000 in excess thereof

Settlement Date (T+5):	March 4, 2026

Day Count:	Actual/365

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited

Joint Lead Managers/Underwriters:	Bank of China (Hong Kong) Limited Deutsche Bank AG, Singapore Branch and The Hongkong and Shanghai Banking Corporation Limited

Billing and Delivery:	Bank of China (Hong Kong) Limited

Security Identifiers:	CMU Instrument Number: BNYHFB26080 ISIN: HK0001268561 Common Code: 330752688	CMU Instrument Number: BNYHFB26078 ISIN: HK0001268496 Common Code: 330651644	CMU Instrument Number: BNYHFB26079 ISIN: HK0001268504 Common Code: 330651741

MiFID II professionals/ECPs-only — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting Bank of China (Hong Kong) Limited by calling +852 3982 9876.

A preliminary prospectus supplement dated February  24, 2026 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312526065087/d111117d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.